Exhibit 99.1

Portland, Oregon

December 4, 2008

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD

QUARTER ENDED OCTOBER 31, 2008

Cascade Corporation (NYSE: CAE) today reported its financial results for the third quarter ended October 31, 2008.

Overview

•	Net sales of $139.1 million for the third quarter of fiscal 2009 were 3% lower than net sales of $143.1 million for the prior year third quarter.

•

Net income of $10.4 million ($0.94 per diluted share) for the third quarter of fiscal 2009 was 16% lower than net income of $12.4 million ($1.00 per diluted share) for the third quarter of fiscal 2008.

Third Quarter Fiscal 2009 Summary

•	Summary financial results are outlined below (in thousands, except earnings per share):

Quarter ended October 31,	2008	2007	% Change
Net sales	$139,134	$143,143	(3%)
Gross profit	39,499	44,041	(10%)
Gross profit %	28%	31%
SG&A	21,003	22,656	(7%)
Operating income	17,815	20,627	(14%)
Interest expense, net	1,102	792	39%
Foreign currency losses, net	1,745	746	134%
Income before taxes	14,968	19,089	(22%)
Provision for income taxes	4,553	6,669	(32%)
Effective tax rate	30%	35%
Net income	$10,415	$12,420	(16%)
Diluted earnings per share	$0.94	$1.00	(6%)

Cascade Corporation

December 4, 2008

•

Consolidated net sales decreased 3% during the third quarter of fiscal 2009, excluding the impact of foreign currency changes. This decrease was primarily the result of lower sales volumes in North America, Europe and China. Details of the change in net sales compared to the prior year third quarter follow (in thousands):

Net sales change	$(4,158)	(3%)
Foreign currency change	149	0%

Total	$(4,009)	(3%)

•	The consolidated gross profit percentage decreased 3% primarily as a result of material price increases and lower sales volumes.

•	Selling and administrative expenses decreased 7%, excluding foreign currency changes, due to a reduction in personnel, consulting, selling and other general costs.

•	Foreign currency losses increased $1 million due to significant changes in foreign currency rates against the U.S. dollar for the Euro, British Pound, Korean Won and Canadian Dollar.

•

The effective tax rate decreased to 30% for the third quarter of fiscal 2009 from 35% for fiscal 2008. The current quarter rate reflects the benefit of an income tax refund received in China related to a non-recurring tax exemption.

Market Conditions

•

Percentage changes in lift truck industry shipments, by region, as compared to the prior year are outlined below. Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for our products.

Third Quarter Shipments
North America	(12%)
Europe	11%
Asia Pacific	9%
China	(1%)

•	Percentage changes in lift truck industry orders, by region, for the month of October, as compared to the prior year are outlined below:

October Orders
North America	(39%)
Europe	(30%)
Asia Pacific	(29%)
China	(14%)

•

Based on our review of industry data and general economic conditions, we believe the global lift truck market and our sales will be down as much as 30% for the remainder of fiscal 2009 and in fiscal 2010.

Cascade Corporation

December 4, 2008

North America Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended October 31,	2008	2007	% Change
Net sales	$69,692	$73,757	(6%)
Transfers between areas	7,696	8,940	(14%)

Net sales and transfers	77,388	82,697	(6%)
Gross profit	24,355	28,393	(14%)
Gross profit %	31%	34%
SG&A	11,304	12,885	(12%)
Loss on disposition of assets, net	15	10	50%
Amortization	586	599	(2%)

Operating income	$12,450	$14,899	(16%)

•

Net sales decreased 5%, excluding the impact of currency changes, primarily due to the economic slowdown in North America. Details of the change in net sales over the prior year quarter follow (in thousands):

Net sales change	$(3,609)	(5%)
Foreign currency change	(456)	(1%)

Total	$(4,065)	(6%)

•

The gross profit percentage was 3% lower than the prior year third quarter due to higher material costs, lower sales volumes, changes in product mix and new product introduction costs. The current quarter gross profit percentage is consistent with the first two quarters of fiscal 2009.

•	The decrease in selling and administrative costs was due to a reduction in personnel, consulting and other general costs.

Europe Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended October 31,	2008	2007	% Change
Net sales	$42,144	$43,408	(3%)
Transfers between areas	460	434	6%

Net sales and transfers	42,604	43,842	(3%)
Gross profit	6,693	6,891	(3%)
Gross profit %	16%	16%
SG&A	6,325	6,607	(4%)
Gain on disposition of assets, net	(61)	—	—
Amortization	73	165	(56%)

Operating income	$356	$119	199%

Cascade Corporation

December 4, 2008

•	Net sales decreased 3%, excluding the impact of currency changes, due to weakening economic conditions in Europe. Details of the change in net sales over the prior year quarter follow (in thousands):

Net sales change	$(1,213)	(3%)
Foreign currency change	(51)	0%

Total	$(1,264)	(3%)

•	The gross profit percentage was consistent with the prior year third quarter. We mitigated the impact of material cost increases with sales price increases and manufacturing cost reductions.

•	Excluding the impact of currency changes, selling and administrative expenses decreased 5% in Europe due to lower personnel, selling and other general costs.

•

Quarterly operating results for the current year include $1.3 million of costs related to our European reorganization. The majority of these costs relate to the downsizing of our European workforce in Germany.

Asia Pacific Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended October 31,	2008	2007	% Change
Net sales	$17,291	$15,460	12%
Transfers between areas	199	27	637%

Net sales and transfers	17,490	15,487	13%
Gross profit	3,640	3,966	(8%)
Gross profit %	21%	26%
SG&A	2,206	2,129	4%
Loss (gain) on disposition of assets, net	44	(18)	—

Operating income	$1,390	$1,855	(25%)

•

Net sales increased 14%, excluding the impact of currency changes, due to strong business activity in Korea and Australia. Details of the change in net sales over the prior year quarter follow (in thousands):

Net sales change	$2,225	14%
Foreign currency change	(394)	(2%)

Total	$1,831	12%

•	The gross profit percentage in Asia Pacific was 5% lower than the prior year due to material cost increases, fluctuations in foreign currency rates and increased sales of lower margin products.

•	Selling and administrative costs increased 6% in the current year, excluding the impact of currency changes, due to higher personnel, marketing and other general costs.

Cascade Corporation

December 4, 2008

China Summary

•	Summary financial results are outlined below (in thousands):

Quarter ended October 31,	2008	2007	% Change
Net sales	$10,007	$10,518	(5%)
Transfers between areas	6,701	5,258	27%

Net sales and transfers	16,708	15,776	6%
Gross profit	4,811	4,791	—
Gross profit %	29%	30%
SG&A	1,168	1,035	13%
Loss on disposition of assets, net	24	2	—

Operating income	$3,619	$3,754	(4%)

•	Net sales decreased 15%, excluding currency changes, due to a slowdown in the Chinese economy. Details of the change in net sales over the prior year quarter follow (in thousands):

Net sales change	$(1,561)	(15%)
Foreign currency change	1,050	10%

Total	$(511)	(5%)

•	Gross margin percentages in China decreased to 29% from 30% in the prior year due to material cost increases and changes in product mix, which was partially offset by sales price increases.

•	Selling and administrative costs increased 3%, excluding currency changes, due to marketing, consulting and other general costs.

Other Matters:

•	On December 2, 2008, our Board of Directors declared a quarterly dividend of $0.20 per share, payable on January 15, 2009 to shareholders of record as of December 31, 2008.

•

During the first quarter of the prior year we settled an insurance litigation matter which resulted in a $16 million increase in operating income and a $10 million increase in net income ($0.80 per diluted share).

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Cascade Corporation

December 4, 2008

Earnings Call Information:

We will discuss our results in a conference call on Thursday, December 4, 2008 at 2:00 pm PST. Robert C. Warren, Jr., President and Chief Executive Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (800) 218-0713, International callers can access the call by dialing (303) 262-2131. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11122097, or internationally, by dialing (303) 590-3000 and entering passcode 11122097.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Cascade Corporation

December 4, 2008

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share amounts)

	Three Months Ended October 31		Nine Months Ended October 31
	2008	2007	2008	2007
Net sales	$139,134	$143,143	$439,104	$421,826
Cost of goods sold	99,635	99,102	314,556	289,270

Gross profit	39,499	44,041	124,548	132,556
Selling and administrative expenses	21,003	22,656	68,299	65,842
Loss (gain) on disposition of assets, net	22	(6)	167	(1,178)
Amortization	659	764	2,001	2,406
Insurance litigation recovery, net	—	—	—	(15,977)

Operating income	17,815	20,627	54,081	81,463
Interest expense	1,234	961	3,475	2,878
Interest income	(132)	(169)	(399)	(551)
Foreign currency losses, net	1,745	746	2,372	1,048

Income before provision for income taxes	14,968	19,089	48,633	78,088
Provision for income taxes	4,553	6,669	16,865	26,728

Net income	$10,415	$12,420	$31,768	$51,360

Basic earnings per share	$0.96	$1.04	$2.94	$4.30
Diluted earnings per share	$0.94	$1.00	$2.86	$4.11
Basic weighted average shares outstanding	10,801	11,965	10,792	11,954
Diluted weighted average shares outstanding	11,101	12,391	11,107	12,487

Cascade Corporation

December 4, 2008

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	October 31 2008	January 31 2008
ASSETS
Current assets:
Cash and cash equivalents	$33,263	$21,223
Accounts receivable, less allowance for doubtful accounts of $1,231 and $1,623	88,992	93,117
Inventories	92,551	85,049
Deferred income taxes	5,590	6,213
Prepaid expenses and other	10,283	10,887

Total current assets	230,679	216,489
Property, plant and equipment, net	94,386	98,350
Goodwill	104,656	118,826
Deferred income taxes	6,405	5,948
Intangible assets, net	18,886	20,916
Other assets	2,003	1,971

Total assets	$457,015	$462,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$4,788	$2,484
Current portion of long-term debt	457	423
Accounts payable	26,829	32,727
Accrued payroll and payroll taxes	10,590	10,148
Other accrued expenses	14,213	18,736

Total current liabilities	56,877	64,518
Long-term debt, net of current portion	109,769	107,809
Accrued environmental expenses	3,418	4,314
Deferred income taxes	3,324	5,710
Employee benefit obligations	8,447	8,824
Other liabilities	4,009	3,300

Total liabilities	185,844	194,475

Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares; 10,852 and 10,840 shares issued and outstanding	5,426	5,420
Additional paid-in capital	2,412	—
Retained earnings	252,410	226,932
Accumulated other comprehensive income	10,923	35,673

Total shareholders’ equity	271,171	268,025

Total liabilities and shareholders’ equity	$457,015	$462,500

Cascade Corporation

December 4, 2008

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Nine Months Ended October 31
	2008	2007
Cash flows from operating activities:
Net income	$31,768	$51,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,666	10,305
Amortization	2,001	2,406
Share-based compensation	3,271	3,229
Deferred income taxes	(803)	1,917
Loss (gain) on disposition of assets, net	167	(1,178)
Changes in operating assets and liabilities:
Accounts receivable	(5,135)	(13,552)
Inventories	(17,488)	(16,379)
Prepaid expenses and other	(2,220)	(873)
Accounts payable and accrued expenses	(2,753)	6,791
Income taxes payable and receivable	2,160	594
Other assets and liabilities	344	(1,054)

Net cash provided by operating activities	21,978	43,566

Cash flows from investing activities:
Capital expenditures	(13,585)	(14,262)
Proceeds from disposition of assets	505	2,638
Business acquisitions	—	(11,529)

Net cash used in investing activities	(13,080)	(23,153)

Cash flows from financing activities:
Cash dividends paid	(6,290)	(6,194)
Payments on long-term debt	(49,823)	(82,642)
Proceeds from long-term debt	51,500	93,200
Notes payable to banks, net	2,543	(624)
Common stock issued under share-based compensation plans	130	3,844
Common stock repurchased	(3,220)	(43,463)
Tax effect from share-based compensation awards	(73)	3,268

Net cash used in financing activities	(5,233)	(32,611)

Effect of exchange rate changes	8,375	(1,376)

Change in cash and cash equivalents	12,040	(13,574)
Cash and cash equivalents at beginning of period	21,223	36,593

Cash and cash equivalents at end of period	$33,263	$23,019